Exhibit 10.1

Employment Agreement

Party A: America Great Health (CA) (Hereinafter referred to as “the Company”)

Tel.: 1-626-576-2218

Address: 1609 W Valley Blvd STE 338, Alhambra CA 91803, USA.

Legal Representative: Mike Wang

Contact person: Queena Wang

Party B: Zhigong Lin

Tel.: 1-832-983-0398, E-mail: zglin@yahoo.com

Address: 5706 Brook Bend Dr, Sugar Land TX 77479

Party A is a listed company (stock code: AAGH) based in the United States. Party A has mature high-tech projects with good earnings expectations, such as Cardio Spectrum Diagnostic System, the world’s 4th generation stethoscopes, proton beam device for cancer treatment, stem cell factors, skin stem cells, hair follicle stem cells, cardiac muscle stem cells, biopharmaceuticals, and dietary supplement products with high and special effects, etc. Since it has established its research and development, consulting, operation and management teams, Party A has an organizational structure fully meeting the requirements of United States Securities and Exchange Commission (SEC). Party A has signed or plans to sign merger and acquisition (M&A) agreements with 6 to 8 enterprises in America and China. With considerable corporate earnings to be realized upon the M&As, Party A can fully satisfy the performance requirements for NASDAQ main board listing. AAGH stocks which were originally scheduled to be listed on main board in 3 to 5 years are expected to be listed on NASDAQ main board in two years.

As a wholly-owned subsidiary of Party A, International Institute of Great Health gathers a variety of experts with doctor's degrees and professor titles from different countries and regions of the world, whose research fields include biomedicine, clinical medicine, health management, information technology, data analysis, software development, artificial intelligence, industrial planning and financial investment, etc. As outstanding elites in their respective research fields, the experts of the Institute have multiple years of practical experience, master a variety of core technologies, own a number of invention patents, and have developed a large number of products with practical value. On the basis of giving full play to individual professional advantages, those experts cooperate and coordinate with each other to combine the scientific, professional, evidence-based, authoritative, advanced and practical medicine and health technologies and products of the United States and other countries and regions with the specific conditions of individuals, conduct the research and development of a series of safe, effective, accurate, reliable and practical medicine and health-related instruments, equipment, technologies and products, and a standardized, fine and individualized health service system, and continuously provide the products and technical support for the comprehensive, long-term and sustainable development of AAGH.

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Party B was working as research associate at Department of Chemistry, Louisiana State University from 1989 to 1994, as associate research fellow (postdoctoral fellow) at the Medical School at Houston, University of Texas from 1994 to 2000, and he had also worked at MD Anderson Cancer Center. He had participated in screening and pharmacological study of new antiepileptic drugs, drug toxicity test, analysis of drug structures, animal experiment and statistical analysis of combined drug use, and study and discussion on pharmacology and molecular tumor cell gene therapy prior to clinical trials, etc. He has been Board Chairman and President of American Wellin Investment since 1999, has been the partner of China Medical and Health Great Network (www.15688.com) since 2000, has been Board Chairman of Biowin LLC since 2001, was appointed for one year as Assistant to the Dean of China Guiyang College of Traditional Chinese Medicine (part-time) in 2004, was General Manager of Sunwin Biopharma (Xiamen) Co. Ltd. from 2012 to 2014, and was Executive Vice President and Senior Advisor of Beijing Jingmeng Stem Cell Technology Co., Ltd. from 2017 to 2020.

Through full mutual consultations, according to the current business needs of Party A, Party A employs Party B as Executive Vice President of Party A, who shall assist CEO and COO in implementing all the tasks of the Company, and meanwhile assist Professor Aimin Wang and Professor Menghui Cai of International Institute of Great Health in the research and development efforts of relevant technology. The following Agreement is entered into by and between Party A and Party B in accordance with the relevant laws, rules and regulations of California, USA, and on the basis of voluntariness, equality and consensus:

I. Term of Employment

1. The term of employment is three years, and the Agreement shall be renewed every three years. The initial Agreement shall start on October 1, 2021 and end on September 30, 2024. The probation period shall be three months, and upon the expiration of the probation period, the Administrative Management Department of the Company will give a notice to Party B, and Party A will consider employing Party B as Partner.

2. If both Parties are willing to continue their cooperation upon the expiration of the term of employment, the Employment Agreement may be renewed through mutual consultations. The term of the renewed agreement shall be agreed otherwise.

3. Where any Party will not renew the Employment Agreement upon the expiration of the Employment Agreement, such Party shall give a three-month written notice to the other Party prior to the expiration of the Employment Agreement, in order to make an arrangement for a replacement candidate.

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II. Responsibilities and Objectives of Party B

1. Party B shall work on a full-time basis, 9 a.m. to 5: 30 p.m. from Monday to Friday, not excluding any arranged work at weekends and in any other periods of time. Party B shall clock in and clock out when entering and leaving the Company. Under the condition of ensuring that the sales quota of the Company is fully completed on time, Party B shall simply guarantee the required monthly working hours, and working overtime is not advocated by the Company. For any overtime portion, Party B may select to apply for compensatory time off at any other time. Party B shall schedule his own work progress at his own discretion to ensure that the work will be completed at the request of Party A. Party A shall assess the work on the basis of the business actually completed by Party B. No salary will be accrued during any personal leave; if the salary is accrued during any personal leave, compensatory work shall be done at any other time. All the above time adjustments shall be noted on the monthly time card.

2. Party B shall be committed to financing 15 to 30 million USD for investing in the projects of Party A. Within the initial 90 days, the main tasks of Party B shall be preparing the Chinese and English versions of Business Plan for Investment and Financing and the PPTs. It’s expected to raise over 5 million USD by means of crowd-funding initially, in order to meet the Company’s operating needs, and it’s planned to raise over 15 million USD in 2022 and over 50 million USD in 2023.

3. Party B shall be responsible for evaluation, risk assessment and introduction of the Biopharmaceutical Great Health Technology Transformation Project, cooperation / joint venture with any strategic partners (including in China and other Asian, European and other regions of interest), in a bid to create more value projects for AAGH.

4. Party B shall maintain the public relations with the investors of the investment and financing projects, including the listed company’s news promotion and publicity, building market commercial joint ventures, maintaining the stable growth of the Company’s market value and communicating with the investors from time to time, attending the road-show publicity or online road-show publicity events for the private equity conferences, and finalizing the PPM documents for communicating with the angel investors.

5. Party B shall be in charge of the Company’s product sale and professionally technical consultancy services before and after sale, signing sales implementation agreements as well as marketing promotion and publicity, including promoting the products on the social media such as Youtube, Amazon, Twitter, Facebook, TikTok, etc., and participating in e-commerce operations. It’s expected to sell 3 million USD of products in the first contract year, 5 million USD of products in the second contract year and 10 million USD of products in the third contract year.

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6. Party B shall be responsible for developing new great health products with independent property rights owned by the Company, such as developing anti-aging products by combining cell growth factors and medical marijuana CBD/CBG, developing diabetic foot therapy by combining stem cell factors and plant drugs, COPD therapy with stem cells, etc. Party B shall take full advantage of AAGH’s existing resources superiority for maintaining sustained development. Party B himself is familiar with the basic knowledge of pharmacology, has conducted professional research on biological statistics, molecular cell genetics, etc., and also has the experiences of business development and administration, as detailed in the attached Chinese and English versions of personal resume.

7. Party B shall be responsible for drafting and reviewing the Company’s project planning documents and financing bidding planning documents, as well as proofreading and reviewing of the English materials on technical research and development of pharmaceuticals.

8. Party B shall attend and participate in the negotiations of the Company’s important projects and draft the relevant instruments and agreements on behalf of Party A.

III. Salary and Welfare Benefits of Party B

Salary and welfare benefits of Party B consist of annual salary + performance commission + stocks + bonus, which are detailed as follows:

1. Annual salary: $ 60,000 (sixty thousand) /year, i.e. $5,000/month. The salaries shall be paid on the dates as specified in Party A’s rules and regulations. Party A shall pay the contributions for the social security, medical insurance schemes and pension fund, etc. for Party B in accordance with the employment statutes of California. The monthly salary shall be increased by $500/month for each subsequent year, or the Company makes adjustment according to the actual operations. Party A shall pay 70% of the monthly contribution to the medical insurance scheme for Party B and his family members, and the 30% of the amount shall be paid by Party B. The salaries shall be paid on a monthly basis, and the salary of last month shall be paid before the 3rd day of each month.

2. Performance commission

1) All performance commissions shall be calculated at the minimum rate of 3-5% of the sales amounts.

2) Financing commissions shall be calculated at 6% of the total financing amount, in which 3% is paid in cash, and 3% is paid in the form of stocks with equivalent value.

3) Party B shall accept a work audit and re-adjustment from the Company’s Board of Directors at the end of each year.

4) Party A shall provide Party B with $5,000 as moving allowance (which has reduced the sales commission % or will be reimbursed from the future sales commission).

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3. Stocks

Party A agrees to offer the incentive options of 10 million stocks of America Great Health (stock code: AAGH) at a price of $0.10 (i.e. Party A shall reward the senior executives with a value calculated at $0.10 per stock) to Party B on a yearly basis in three years, i.e. 2 million stocks shall be given to Party B within 30 days after the Agreement is signed, and 2 million stocks shall be given to Party B at the end of each subsequent contract year, until the defined value of the option incentive completion quota or renewed options is fully paid.

In accordance with the regulations of the Company, if Party B completes the 3-year period of the Employment Agreement, the rewarded stocks received by Party B since the commencement date of the Agreement may be traded on the market, in which case Party A shall have the first priority to repurchase the stocks in cash at the price which is not lower than $ 0.10 per stock and is equal to 100% of the average market price of the stocks during one year prior to the termination date of Party B; if Party A waives the repurchase, Party B may directly trade the stocks on the market. If Party B fails to complete the 3-year period of the Employment Agreement, Party A shall grant the rewarded stocks to be received by Party B since the commencement date of the Agreement in proportion to the actual working period of Party B, in which case Party A shall have the first priority to repurchase the stocks in cash at the price which is equal to 50% of the average market price of the stocks (not lower than $ 0.10 per stock) during one year prior to the termination date of Party B, and if Party A waives the repurchase, Party B may directly trade the stocks on the market.

4. Bonus

After the Company becomes profitable, a portion of bonus will be given in accordance with the regulations of the Company.

5. Party B shall be entitled to the fixed federal legal holidays (New Year's Day, Martin Luther King Day, President's Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans Day, Thanksgiving Day, and Christmas Day). Meanwhile, Party B shall be entitled to 14-day paid leave each year, and such paid leave shall be increased by one day for each subsequent employment year completed, to a maximum paid leave of 21 days. Party B shall make prior arrangement for any work within his duties for each vacation, and in case of any special circumstance Party B shall keep normal contact with the Company (by either of WeChat, e-mail or telephone).

6. If Party B makes any significant and outstanding contributions during the employment, such as obtaining significant benefits for Party A in sales and financing areas, the Company’s Board of Directors shall grant a big reward to Party B at its own discretion.

7. All travel expenses incurred by Party B due to work needs shall be reimbursed by Party A for the actual expenses.

8. Party A will provide Party B with a computer and a mobile phone which shall be used for the purpose of work.

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IV. Rights and Obligations of Party A

1. Party A shall guarantee the legality and authenticity of the Company’s operations.

2. Party A shall perform its obligations of paying the annual salaries + commissions + stocks + bonuses and other welfare benefits to Party B in accordance with the provisions of the Agreement, and guarantee the full payment of Party B’s salaries, rewards and expense reimbursements among other things on schedule.

3. Party A shall have the right to assess Party B’s abilities and results in accordance with the work content as agreed by both Party A and Party B, to which Party A shall have the final interpretation right.

4. Party A may make any adjustment and arrangement for Party B’s work content when necessary according to the actual needs of the Company's operations, and Party B shall be able to perform multiple tasks at the same time.

5. Party A shall have the right to conduct annual auditing of the work performed by Party B.

V. Rights and Obligations of Party B

1. Party B shall report to Party A’s Board Chairman and CEO, and in case of any issue, Party B shall report it to Party A. For all the matters which are beyond the scope of Party B’s duties and power and shall be discussed by the Company, Party B shall report such matters to Party A.

2. Party B shall not disclose the Company’s trade secrets without prior permission.

3. Party B shall not take advantage of his position to seek benefits for himself or others.

4. Party B shall be entitled to the annual salaries, commissions, stocks, bonuses and welfare benefits to be given by Party A in accordance with the provisions hereof.

5. Party B shall not operate its own private business during the term of the Agreement; otherwise Party A shall have the right to terminate the Agreement immediately.

VI. Confidentiality

Both Party A and Party B shall perform their confidentiality obligations hereunder. From the signing of the Agreement to the end of the performance hereof, both Party A and Party B shall be liable for keeping confidential the content hereof and the confidential business information involved in the course of performing the Agreement, which shall not be disclosed to any third party by any Party without the written consent of the other Party.

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VII. Change and Suspension of the Agreement

1. Where any Party needs to suspend, change or add or delete any provisions hereof in the course of performing the cooperation agreement, such Party shall give a one-month prior written notice to the other Party, the other Party shall give a written reply within 5 working days after receiving the written notice. Upon confirmation of the changed content, the changed provisions shall prevail over the original provisions, and the other unchanged content of the original agreement shall remain valid and shall be implemented continuously.

2. If during the term of the Agreement, Party B is willing to terminate the cooperation, Party B shall give a 3-month written notice to Party A, so that Party A can find a new employee, and fully complete the replacement and handover process in writing.

3. Where Party B violates the provisions hereof and fails to remedy the violation within 30 days upon Party A’s notice, or Party A determines that Party B is incompetent for the job position and resolves not to continue to employ Party B, Party A shall have the right to unilaterally terminate the Agreement without undertaking any liability.

VIII. Breach Liability and Force Majeure

Both Parties shall settle any difference and dispute arising from the cooperation on the basis of friendly cooperation and mutual consultations. In any of the following circumstances, the responsible Party shall undertake the legal liability in accordance with the corresponding standards.

1. Where one Party violates the confidentiality provisions, this Party shall undertake the compensation liability arising therefrom, and make the corresponding compensation for any actual loss incurred by the other Party.

2. Where the Company’s business cannot be operated toward the established direction since Party A’s basic start-up fund cannot be secured, Party B shall have the right to cancel the cooperation relationship without undertaking any liability, and the salaries and benefits due to Party B shall be settled according to the cancellation date of the cooperation relationship.

3. Force majeure: Where the performance hereof is directly affected or the Agreement cannot be performed in accordance with the agreed conditions due to earthquake, typhoon and any other natural disaster or any change to national decrees and any other force majeure factors which are unforeseeable and uncontrollable or unavoidable, the affected Party shall give a valid certificate thereof to the other Party, and both Parties shall negotiate and decide whether to cancel the Agreement, postpone the performance hereof, or waive all or part of the liability for the performance hereof based on the extent to which the accident affects the performance hereof.

4. In case of any loss caused due to any personal factor or negligence of any Party, the responsible Party shall undertake the corresponding liability and loss.

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IX. Miscellaneous Provisions

1. Dispute settlement and applicable law

The provisions hereof shall be interpreted in accordance with the relevant laws of the United States. Any dispute between both Parties arising from performance hereof shall be settled through consultations. If such consultations fail to settle the dispute, any Party may bring a lawsuit or arbitration to a local court of Los Angeles; the corresponding lawyer’s fees and legal costs shall be borne by the losing Party.

2. This Agreement is made in two counterparts with each of Party A and Party B holding one counterpart, which shall have the same legal effect.

3. For any matters uncovered herein, both Party A and Party B may reach an agreement through consultations. An agreement formed after signing a new agreement with respect to this Agreement shall have the same legal effect with this Agreement, provided that for any part inconsistent with that of this Agreement, the corresponding provisions of the new agreement shall prevail.

4. The Agreement shall come into effect after it’s signed by both Party A and Party B.

【Following is the signatures of both Parties】

Party A: America Great Health（CA)

Legal representative: Mike Wang

Signature: ____________________

Date: August 30, 2021

Party B: John Z. Lin

Signature: ____________________

Date: August 31, 2021

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TEL. 1-888-988-1333 FAX. 1-626-576-1582 www.americagreathealth.us

ADD. 1609 W Valley Blvd STE 338，Alhambra CA 91803，USA.

 聘用合約補充合約

甲方： America Great Health（美國大健康產業公司，以下簡稱“公司”)

电话：1-626-576-2008

地址：1609 W Valley Blvd STE 338, Alhambra CA 91803, USA.

负责人：Mike Wang

联系人：Queena Wang

乙方： Zhigong Lin

电话：1-832-983-0398

地址： 5706 Brook Bend Dr, Sugar Land TX 77479, USA.

關於2021年8月31日甲乙雙方簽署的《聘用合約》（以下簡稱“原內容”）現作出如下聘用合約補充合約（以下簡稱“補充內容”）內容：

1、	原內容條款三- 關於乙方工資福利待遇，甲方決定自2021年12月1日開始每月按照$6000（六千美元）發放，從2022年1月1日開始，每月按照發放$8000（八千美元）作為月薪。
2、	任命其為甲方新成立全資子公司GOF Biotechnologies Inc的CEO。

 本補充內容一式兩份，作為原內容的補充條款，經甲乙雙方簽署後即可生效，補充內容與原內容具有同等法律效力。

 【以下為签字内容】

甲方：America Great Health（美國大健康產業公司，以上簡稱“公司”)

負責人：Mike Wang

签字：

日期：

乙方：Zhigong Lin

签字：

日期：

Resolution of the Board of Directors on the Issuance of GOF BIOTECHNOLOGIES INC

Date: 12-28-2021

1. GOF Biotechnologies Inc is a company legally registered in California, USA, Entity (File) Number: C4807964.

2. The company registration date is 11/04/2021.

3. The place of company registration is: 1609 W Valley Blvd STE 338. Alhambra, CA 91803.

4. Company EIN: 87-3478247.

5. The company registrant / CEO / CFO / Secretary / are Mike Q Wang. (U.S Passport: 576177318. DOB: 04/05/1955)

6. The company's board of directors' discussion meeting decided:

1) The company’s original registered shares were one million shares (1,000,000), and the number of shares issued was changed to a total of 80 million shares (80,000,000) after negotiation by the board of directors.

2) The company's board of directors changes the proportion of shareholders and adds new shareholders:

i. AMERICA GREAT HEALTH-Entity (File) Number: C3999037

The company holds 75% of the shares (60,000,000 shares)

Person in charge of the company: Mike Q. Wang. (U.S Passport:: 576177318. DOB: 04/05/1955)

ii. Tsai, Men Hwei. (U.S Passport: 686760823. DOB: 11/18/1951.)

The company owns 25% (20,000,000 shares)

3) Re-arrangement of company positions:

i. The CEO is assumed by Zhigong Lin (John);

ii. Mike Q. Wang serves as the CFO;

iii. The CTO is assumed by Men Hwei and Tsai;

4) Arrangements for the company’s board of directors:

i. Chairman: Mike Q. Wang

ii. Directors: Zhigong Lin (John) & Men Hwei Tsai

7. The resolution of the board of directors will take effect from 01/01/2022. The official shares are signed for issuance within 10 working days.

Signatures of all directors of the board of directors:

Date: 12/31/2021